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LDR ANNOUNCES PRESENTATIONS OF MOBI-C® CERVICAL DISC FIVE-YEAR CLINICAL RESULTS AT THE NORTH AMERICAN SPINE SOCIETY ANNUAL MEETING (NASS)

Represents the first public view of long-term data for Mobi-C, the only cervical disc FDA approved for both one and two-level indications

AUSTIN, TEXAS - November 13, 2014 - LDR Holding Corporation (NASDAQ: LDRH) (“LDR” or the “Company”), a global medical device company focused on designing and commercializing novel and proprietary spinal surgical technologies, announced the Company’s significant presence at this year’s North American Spine Society (NASS) annual meeting. Five scientific presentations analyzed and discussed the five-year, long-term safety and efficacy data from the Mobi-C Cervical Disc one and two-level prospective clinical trials, including one presentation included in the “best papers” session.

Below is a listing of key research conclusions shared by the authors during each presentation.

Wednesday, November 12, 2014

•
Dr. Reginald Davis of the Greater Baltimore Medical Center and University of Maryland Medical Center presented “Two-Level Treatment With Total Disc Replacement Versus ACDF: Results from a Prospective Randomized Clinical Trial with Five Years Follow-up”.

◦	Author conclusions:

▪	Mobi-C patients maintained segmental range of motion through 60 months compared to anterior cervical discectomy and fusion (ACDF) patients where motion was eliminated.

▪	Two-level Mobi-C patients experienced statistically significant benefits over ACDF patients at 60 months in:

•	NDI scores

•	VAS neck pain scores

•	Patient satisfaction

•	Rate of subsequent surgeries.

▪	Overall study success rates demonstrate Mobi-C at two contiguous levels to be a superior alternative to ACDF through 60 months.

•	Dr. Michael Hisey of the Texas Back Institute presented “One-Level Treatment With Total Disc Replacement and ACDF: Five-Year Results from a Prospective Randomized Clinical Trial”.

◦	Author conclusions:

▪	At 60 months, Mobi-C patients maintained baseline segmental mobility compared to the expected loss of motion in ACDF patients.

▪	One-level Mobi-C patients experienced less pain, higher levels of function, and have better quality of life at earlier time points.

▪	Long-term evidence reveals one-level Mobi-C to be a safe and effective alternative to ACDF.

▪	Mobi-C patients required significantly fewer device related surgical interventions through 60 months.

•	Mobi-C: 3.4% vs. ACDF 12.3%, p<0.05.

•
Dr. Robert Jackson of Orange County Neurosurgical Associates presented “Subsequent Surgery Rates After Treatment With TDR or ACDF at One or Two Levels: Results from an IDE Clinical Trial With Five-Years Follow-Up”.

◦	Author conclusions:

▪	As compared to ACDF, cervical total disc replacement (TDR) with Mobi-C appears to be associated with

•	less adjacent segment degeneration; and

•	less need for additional surgery at index level and adjacent levels in patients with one and two-level cervical disc disease through 60 months.

•	Dr. Pierce Nunley of the Spine Institute of Louisiana presented “Radiographic Adjacent Segment Pathology (RASP) After Treatment With TDR or ACDF at One or Two Levels at Five Years”.

◦	Author conclusions:

▪	1-level cervical TDR patients have less RASP than ACDF at 60 months.

▪	At 2 levels the difference between cervical TDR and ACDF is even more pronounced.

▪	Greatest changes in RASP (3 and 4) are observed almost exclusively with ACDF.

▪	Cervical TDR should be given due consideration versus ACDF when deciding treatment plan.

Thursday, November 13, 2014

•
Dr. Hyun W. Bae of The Spine Institute in Santa Monica and The Spine Center at Cedars Sinai Medical Center presented “Cervical Total Disc Replacement and Anterior Cervical Discectomy and Fusion: A Comparison of One- and Two-Level Treatment”. (NOMINATED BEST PAPER, 2014)

◦	Author conclusions:

▪	There is no statistically significant reduction in efficacy or increase in complications as the number of levels treated with Mobi-C increases from one level to two levels.

▪	ACDF patients demonstrate a reduction in treatment effectiveness when the number of levels operated is increased from one to two levels.

▪	The long-term results of the Mobi-C FDA IDE clinical trial continue to demonstrate safe and effective results.

▪	Overall success rate remains higher for both one and two-level Mobi-C patients when compared to ACDF.

▪	Evidence supports an advantage of Mobi-C over ACDF, especially for treating two-level disease.

“LDR is honored that Mobi-C had such a significant presence this year at the NASS annual meeting,” said Christophe Lavigne, President and CEO of LDR. “We are excited to have reached this important milestone and are grateful to the IDE investigators and surgeon authors whose research and presentations on Mobi-C’s five-year clinical trial data help to further inform healthcare providers from around the world.”

Mobi-C IDE Study

The Mobi-C Cervical Disc, the only FDA approved disc for one and two-level use was compared to one and two-level ACDF utilizing allograft bone and anterior cervical plating with screws in an IDE trial. Results found Mobi-C to be statistically non-inferior in terms of the overall study success at 24 months of follow-up for one-level use and statistically superior in terms of the overall study success at 24 months of follow-up for two-level use.

Mobi-C Cervical Disc

Mobi-C is a cobalt chromium alloy and polyethylene mobile-bearing prosthesis specifically designed as a bone-sparing, cervical intervertebral disc replacement for both one and two-level indications. All other cervical disc prostheses are FDA approved for one-level use only. In addition to the unique mobile-bearing feature, Mobi-C offers a simplified surgical technique.

About LDR Holding

LDR Holding Corporation is a global medical device company focused on designing and commercializing novel and proprietary surgical technologies for the treatment of patients suffering from spine disorders. LDR’s primary products are based on its exclusive Mobi® non-fusion and VerteBRIDGE® fusion technology platforms and are designed for applications in the cervical and lumbar spine. These technologies are designed to enable products that are less invasive, provide greater intra-operative flexibility, offer simplified surgical techniques and promote improved clinical outcomes for patients as compared to existing alternatives. In August 2013, LDR received approval from the U.S. Food and Drug Administration (FDA) for the Mobi-C cervical disc replacement device, the first and only cervical disc replacement device to receive FDA approval to treat both one-level and two-level cervical disc disease. For more information regarding LDR Holding and the Mobi-C Cervical Disc, visit www.ldr.com or www.cervicaldisc.com.

LDR Forward-Looking Statements

This press release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this press release include the intent, belief or current expectations of LDR and members of its management team with respect to LDR's future business operations as well as the assumptions upon which such statements are based, including the importance of the data regarding Mobi-C's five-year results as compared to ACDF, and the potential impact on Mobi-C sales. Factors that could cause actual results to differ materially from those contemplated within this press release can also be found in LDR's Risk Factors disclosure in its Annual Report on Form 10-K, filed on March 4, 2014, and in LDR's other filings with the SEC. LDR disclaims any responsibility to update any forward-looking statements.

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